Exhibit 99.1

MARINEMAX REPORTS RECORD FISCAL 2021 THIRD QUARTER RESULTS

~Record June Quarter Revenue Grows 34% to Almost $667 Million~

~Same-Store Sales Grew 6% on Top of 37% in the Prior Year~

~Gross Margin Expands to Nearly 31% - A Record For The June Quarter~

~Record June Quarter Diluted EPS Increases 64% to $2.59~

~Raises Fiscal Year 2021 Guidance~

CLEARWATER, FL, July 22, 2021 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat and yacht retailer, today announced results for its third quarter ended June 30, 2021.

Revenue grew 34%, or over $168 million, to $666.3 million for the quarter ended June 30, 2021 from $498.3 million in the comparable period last year. Same-store sales grew 6% on top of a 37% increase in the comparable quarter last year. The overall revenue growth was driven by meaningful contributions from its recent strategic acquisitions as well as the ongoing robust demand for boating. The Company’s significant geographic and product diversification and the effective utilization of its digital platform have contributed to the sustained growth. These factors resulted in net income and earnings per diluted share rising over 70% and 64% to $59.6 million and $2.59, respectively. This compares to net income of $34.9 million and earnings per diluted share of $1.58 in the comparable period last year.

For the nine months ended June 30, 2021, revenue was up over 44% to $1.6 billion compared with $1.1 billion for the same period last year. Same-store sales increased approximately 21%, on top of 22% growth for the same period last year. Net income for the nine months ended June 30, 2021, rose over 149% to $122.2 million, or $5.33 per diluted share, compared with $49.1 million, or $2.23 per diluted share for the comparable period last year.

W. Brett McGill, Chief Executive Officer and President, stated, “We once again delivered record sales and earnings growth in the quarter, as demand for the boating lifestyle remained strong and our team continued to execute on our strategy of driving our higher margin businesses, resulting in our strongest quarterly operating margin to date. We are proud of our ongoing market share gains as we benefit from our diversified portfolio, premium brands, exceptional customer service, investments in technology, global market presence and our enthusiastic customer base that wants to enjoy active boating experiences with family and friends.”

Mr. McGill continued, “Our deep manufacturer relationships, industry leading inventory management and valuable real estate locations position us well to continue to gain share, as evidenced by our ability to continue to generate strong same-store-sales in a lean inventory environment. With one of the strongest balance sheets in the industry, we remain well capitalized to continue to make strategic accretive acquisitions to further enhance our geographic presence, to add to our marina, storage and service offerings and to further grow our higher margin businesses. Recently, we were pleased to add Cruiser Yachts and Nisswa Marine to our portfolio, illustrating our focus on accretive, higher margin businesses with strong operating teams. Based on orders and inventory, our pricing model and our team’s commitment to executing on our strategic initiatives, we will capture additional growth in the years ahead, as the world’s preferred boating and yacht retailer.”

At June 30, 2021, the Company’s financial capacity, consisting of cash and cash equivalents, along with available borrowings under its credit facilities, exceeded $329 million.

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Updated 2021 Guidance

Based on current business conditions, retail trends and other factors, the Company is raising its fiscal year 2021 guidance for earnings per diluted share to the range of $6.40 to $6.55 from $5.50 to $5.65, which was previously increased from original guidance of $4.00 to $4.20 per diluted share. This compares to a non-GAAP adjusted, but fully taxed, earnings per diluted share of $3.42 in fiscal 2020. (Please see the Company’s fiscal 2020 earnings release dated October 28, 2020 for a reconciliation of this non-GAAP figure to the applicable GAAP figure) These expectations do not consider, or give effect for, material acquisitions that may be completed by the Company during fiscal 2021 or other unforeseen events, including changes in global economic conditions.

Reportable Segments

Effective May 2021, the Company’s reportable segments changed as a result of our acquisition of Cruisers Yachts, a manufacturer of yachts. Whereas we previously had only one segment, we now report our operations through two new reportable segments: Retail Operations and Product Manufacturing. The elimination of intersegment revenue and income is due to sales of Cruisers Yachts through our select retail dealership locations.  The financial performance of our reportable segments will now be disclosed quarterly beginning with this quarter ended June 30, 2021.

About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 100 locations worldwide, including 78 retail dealership locations, which includes 31 marinas or storage operations. Through Fraser Yachts and Northrop and Johnson, the Company also is the largest super-yacht services provider, operating locations across the globe. Cruisers Yachts, a MarineMax company, manufacturers boats and yachts with sales through our select retail dealership locations and through independent dealers.   MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands.  The Company also operates Boatyard, a pioneering digital platform that enhances the boating experience. MarineMax is a New York Stock Exchange-listed company (NYSE:HZO). For more information, please visit www.marinemax.com.

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Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the third quarter ended June 30, 2021; the Company's capitalization; the Company's ability to make strategic accretive acquisitions, further enhance its geographic presence, add to its offerings, and further grow its higher margin businesses; the Company's expectation to capture additional growth in the years ahead; and the Company's fiscal 2021 guidance.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance of the recently-acquired businesses, the Company’s ability to integrate acquisitions into existing operations, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within the Company's industry, the level of consumer spending, potential supply chain constraints and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2020 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen or Dawn Francfort
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	investorrelations@marinemax.com.
Public Relations
MarineMax, Inc.
727.531.1700

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$666,328	$498,304	$1,600,947	$1,110,951
Cost of sales	461,654	374,851	1,116,066	828,704
Gross profit	204,674	123,453	484,881	282,247

Selling, general, and administrative expenses	123,766	74,838	319,120	208,284
Income from operations	80,908	48,615	165,761	73,963

Interest expense	639	2,133	2,999	8,490
Income before income tax provision	80,269	46,482	162,762	65,473

Income tax provision	20,651	11,555	40,609	16,422
Net income	$59,618	$34,927	$122,153	$49,051

Basic net income per common share	$2.69	$1.62	$5.53	$2.28

Diluted net income per common share	$2.59	$1.58	$5.33	$2.23

Weighted average number of common shares used in computing net income per common share:

Basic	22,132,915	21,499,408	22,100,190	21,491,117
Diluted	23,037,679	22,045,900	22,922,526	21,965,355

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,	June 30,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$200,121	$86,919
Accounts receivable, net	60,195	69,478
Inventories, net	209,418	314,096
Prepaid expenses and other current assets	18,316	11,133
Total current assets	488,050	481,626

Property and equipment, net	166,058	141,897
Operating lease right-of-use assets, net	104,641	39,279
Goodwill and other intangible assets, net	186,691	65,404
Other long-term assets	10,650	7,754
Total assets	$956,090	$735,960
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$28,741	$39,441
Contract liabilities (customer deposits)	86,704	30,106
Accrued expenses	89,696	47,775
Short-term borrowings	2,861	147,049
Current maturities on long-term debt	3,293	—
Current operating lease liabilities	10,275	7,262
Total current liabilities	221,570	271,633
Long-term debt, net of current maturities	48,374	—
Noncurrent operating lease liabilities	96,830	34,248
Deferred tax liabilities, net	8,419	4,221
Other long-term liabilities	8,126	833
Total liabilities	383,319	310,935
STOCKHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	28	28
Additional paid-in capital	288,923	276,606
Accumulated other comprehensive income (loss)	1,264	(130)
Retained earnings	399,852	252,116
Treasury stock	(117,296)	(103,595)
Total stockholders’ equity	572,771	425,025
Total liabilities and stockholders’ equity	$956,090	$735,960

MarineMax, Inc. and Subsidiaries

Segment Financial Information

(Amounts in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue:
Retail Operations	$656,826	$498,304	$1,591,445	$1,110,951
Product Manufacturing	20,417	—	20,417	—
Elimination of intersegment revenue	(10,915)	—	(10,915)	—
Revenue	$666,328	$498,304	$1,600,947	$1,110,951
Income from operations:
Retail Operations	$79,988	$48,615	$164,841	$73,963
Product Manufacturing	3,521	—	3,521	—
Elimination of intersegment income from operations	(2,601)	—	(2,601)	—
Income from operations	$80,908	$48,615	$165,761	$73,963